EX-99.B-77Q1(e)

SUB-ITEM 77Q1(e): New or amended Registrant investment advisory contracts.

IVY EMERGING MARKETS LOCAL CURRENCY DEBT FUND

Investment Sub-Advisory Agreement between Ivy Investment Management Company and Pictet Asset Management Limited and Pictet Asset Management (Singapore) PTE Ltd (Ivy Emerging Markets Local Currency Debt Fund), dated February 26, 2014, was filed with the Securities and Exchange Commission by EDGAR on April 29, 2014 in Post-Effective Amendment No. 95 to the Registration Statement on Form N-1A, and is incorporated by reference herein.

Appendix A and Appendix B to the Investment Management Agreement between Ivy Funds and Ivy Investment Management Company, amended and effective March 17, 2004, were filed with the Securities and Exchange Commission by EDGAR on April 29, 2014 in Post-Effective Amendment No. 95 to the Registration Statement on Form N-1A, and is incorporated by reference herein.